EXHIBIT 99.1

Press Release of Geron Corporation, Dated February 13, 2009

Geron Corporation Announces Pricing of Common Stock Offering

MENLO PARK, Calif.--(BUSINESS WIRE)--February 13, 2009--Geron Corporation (Nasdaq:GERN) announced today the pricing of an underwritten public offering of 7.25 million shares of its common stock. The offering is expected to close on February 19, 2009. On February 12, 2009, the last reported sales price of Geron common stock on the Nasdaq Global Market was $7.77.

UBS Investment Bank is acting as sole book-running manager for the offering. Lazard Capital Markets LLC is acting as co-manager for this offering. Geron intends to use the net proceeds from the offering for research and development, clinical trials and general corporate purposes.

A registration statement relating to the shares was filed with the Securities and Exchange Commission and declared effective on August 18, 2006. This offering is being made pursuant to a prospectus supplement to the registration statement. Copies of the prospectus supplement relating to this offering, when available, may be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling (888) 827-7275.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell (hESC)-based therapeutics. The company has received FDA clearance to begin the world’s first human clinical trial of a hESC-based therapy: GRNOPC1 for acute spinal cord injury.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the closing of the offering of common stock and the use of the proceeds. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com